Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-152174, and 333-140581) of Mellanox Technologies , Ltd of our report dated March 10, 2009 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this consolidated Form 10-K.
San Jose, California
March 10, 2009